Exhibit 99.1
SYSCO NAMES KREIDLER AS CFO
     HOUSTON, TX, September 10, 2009 — Sysco announced today that R. Chris Kreidler will join the company as executive vice president and chief financial officer. Kreidler, formerly executive vice president and CFO at C&S Wholesale Grocers, will join Sysco on October 5, 2009, and assume the CFO responsibilities from Sysco’s chief executive officer, Bill DeLaney. DeLaney has carried both titles since the board of directors appointed him CEO in March of this year.
     Prior to joining C&S — the second largest US food wholesaler and one of America’s largest private companies – in 2007, Kreidler was a senior finance executive at Yum! Brands, Inc. He joined the company’s predecessor, PepsiCo, in 1996 and progressed through increasingly responsible finance roles, culminating in his position as senior vice president, corporate strategy and treasurer, in which he had global responsibility for strategy, treasury, M&A, and risk management.
     “Chris brings us a wealth of food industry finance experience,” said DeLaney. “His broad-based financial background will complement the capabilities of our management team and better position Sysco to capitalize on future opportunities.”
     Prior to joining Yum!, Kreidler worked in various investment and finance roles including seven years as an investment banker at Dallas-based Mesa Limited Partnership. Kreidler earned an undergraduate degree and an MBA from Rice University. He and his wife, Karen, have a young daughter and will relocate to the Houston area.
About Sysco
     Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 186 distribution facilities serving approximately 400,000 customers. For the fiscal year 2009 that ended June 27, 2009, the company generated more than $36 billion in sales. For more information about Sysco visit the company’s Internet home page at www.sysco.com.